                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [_]

Filed by a Party other than Registrant [X]

Check the appropriate box:

[X] Preliminary Proxy Statement

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240, 14a-11(c) or (S)240, 14a-12

                        United Technologies Corporation
             -----------------------------------------------------
               (Name of Registrant as Specified in its Charter)


Payment of Filing Fee (check the appropriate box): See Notes.

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Notes:  No Fee associated with filing preliminary Proxy.

[LOGO OF UNITED TECHNOLOGIES APPEARS HERE]


Dear Fellow Shareowner:

  You are cordially invited to attend our 1997 Annual Meeting of Shareowners of United Technologies Corporation to be held April 29, 1997 at THE RITZ-CARLTON HOTEL, 15 ARLINGTON STREET, BOSTON, MASSACHUSETTS. The doors will open at 10:30 a.m. and the meeting will begin at 11:00 a.m.

  At the meeting, we will report on the operations, progress and plans of the Corporation, and give you an opportunity to ask questions. The Annual Meeting is open to all shareowners or their authorized representatives. To attend the meeting, complete and return the enclosed postage-paid reservation card directly to the Corporation. An admission ticket will be mailed to you.

  If your shares are held of record by a broker or other nominee in street name and you wish to attend the meeting, your broker or nominee must give written notice to the Corporation that you are its authorized representative for those shares.

  Your vote is important, and we urge you to sign, date and return the proxy card in the envelope provided whether or not you plan to attend the meeting. If you decide to attend the meeting, you may vote your shares in person, if you wish.

  We hope to see you on April 29th.

                                            Robert F. Daniell
                                            Chairman

                                            George David
                                            President and
                                            Chief Executive Officer

Hartford, Connecticut
March 27, 1997

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Notice of Annual Meeting..................................................   1
Proxy Statement...........................................................   2
General Information Concerning the Board of Directors.....................   2
Item No. 1--Election of Directors.........................................   4
Item No. 2--Amendment of the Corporation's Restated Certificate of
  Incorporation...........................................................  11
Item No. 3--Appointment of Independent Public Accountants.................  12
Item No. 4--Shareowner Proposal...........................................  13
Submission of Shareowner Proposals........................................  14
Report of the Committee on Compensation and Executive Development.........  15
Compensation of Executive Officers........................................  18
Other Business............................................................  22
Proxies and Voting........................................................  23
Annual Report.............................................................  24

[LOGO OF UNITED TECHNOLOGIES APPEARS HERE]

                           NOTICE OF ANNUAL MEETING

                         TO BE HELD ON APRIL 29, 1997

To the Owners of Common and Preferred Stock:

  The Annual Meeting of Shareowners of United Technologies Corporation will be held at THE RITZ-CARLTON HOTEL, 15 ARLINGTON STREET, BOSTON, MASSACHUSETTS at 11:00 a.m. on Tuesday, April 29, 1997 to consider and take action on the following items and such other business as may properly come before the meeting or any adjournment thereof:

    1. Election of thirteen directors.

    2. Amendment to the Corporation's Restated Certificate of
       Incorporation to increase the authorized Common Stock of the Corporation.

    3. Appointment of Independent Public Accountants.

    4. A shareowner proposal regarding executive compensation.

  Only owners of Common and Series A ESOP Convertible Preferred Stock of record at the close of business on March 10, 1997 are entitled to notice of and to vote at the meeting. A list of such shareowners will be available at the time and place of the meeting and during the ten days prior to the meeting at the offices of Kirkpatrick and Lockhart LLP, One International Place, Boston, Massachusetts.

  We urge you to sign and date the enclosed proxy card and return it at once in the enclosed envelope.

                                       William H. Trachsel
                                       Vice President and Secretary

March 27, 1997

                        UNITED TECHNOLOGIES CORPORATION

                                PROXY STATEMENT

  This Proxy Statement is first being mailed to shareowners on or about March 27, 1997 soliciting proxies on behalf of the Board of Directors of United Technologies Corporation, One Financial Plaza, Hartford, Connecticut 06101, for the Annual Meeting of Shareowners of the Corporation to be held on Tuesday, April 29, 1997 at the time and place and for the purposes set forth in the Notice of Annual Meeting.

RECORD DATE AND OUTSTANDING SHARES

  The record date for determining those shareowners entitled to vote at the Annual Meeting was March 10, 1997. At that date, the Corporation had
outstanding     shares of stock consisting of     shares of Common Stock
and    shares of Series A ESOP Convertible Preferred Stock ("ESOP Preferred").
Each share of Common Stock is entitled to one vote. Each share of ESOP Preferred is entitled to 2.6 votes. The total number of votes entitled to be
cast at the meeting is    .

  The FMR Corporation, 82 Devonshire Street, Boston, MA 02109, has advised the Corporation that it exercised as of December 31, 1996, investment discretion with respect to 12,953,368 shares, or 5.39% of the Common Stock of the Corporation.

  The Corporation knows of no other person who is the beneficial owner of over 5% of its Common Stock. All of the shares of ESOP Preferred are held by Bankers Trust Company, One Bankers Trust Plaza, New York, New York 10006, as trustee on behalf of employees of the Corporation who participate in the Corporation's Employee Savings Plan, as to which shares Bankers Trust Company disclaims beneficial ownership.

CUMULATIVE VOTING

  In the election of directors of the Corporation, each owner of Common Stock is entitled to as many votes as equal the number of shares of his or her stock multiplied by the number of directors to be elected. The owners of the ESOP Preferred are entitled to as many votes as equal 2.6 times the number of shares of stock owned multiplied by the number of directors to be elected. By giving written instructions to the Corporation, shareowners may cast all such votes for a single director or may distribute such votes among any two or more of the nominees, as they see fit. If no written instruction is given, the votes will be evenly distributed among all the management nominees. A shareowner may withhold a vote for a particular management nominee by writing the nominee's name on the proxy card in the space provided. Under those circumstances, unless other instructions are given in writing, the shareowner's votes will then be evenly cast among the remaining management nominees.

             GENERAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

  Board of Directors--Directors are elected annually by the shareowners. Nominees are selected by the Board upon recommendation of its Nominating Committee and are chosen for their ability and integrity. As a group, they are expected to bring to the Board experience in national and international business matters, an awareness of the appropriate role of the Corporation in society, and a diversity of opinion and insight. The Board met seven times during 1996 with an average attendance of 99%. All incumbent directors attended more than 75% of the aggregate number of meetings of the Board and the Committees on which he or she served.

  The Board has established six permanent committees to assist it in the discharge of its responsibilities. Their functions are as follows:

  Executive Committee--The Executive Committee may exercise all powers of the Board of Directors in the management of the Corporation except those powers that the Bylaws specifically reserve to the entire Board (e.g., amend the Bylaws, declare dividends). Although the Executive Committee has very broad powers, in practice it meets only when it would be inconvenient to call a meeting of the Board. The members of the Executive Committee, which did not meet during 1996, are Robert F. Daniell, Chairman; Antonia Handler Chayes, George David, Robert H. Malott and Jacqueline G. Wexler.

  Audit Review Committee--The Audit Review Committee recommends to the Board a nominee for Independent Public Accountants of the Corporation and approves services rendered by and meets with the Independent Public Accountants and with the Corporation's internal auditors to receive reports with regard to all auditing matters. The Committee reviews the annual audited financial statements of the Corporation and the adequacy of internal accounting controls. The Committee also confers with the internal auditors to review reports on compliance with the Corporation's policies and procedures, business ethics, financial controls, and with applicable statutes and regulations. The members of the Audit Review Committee, which met four times during 1996, are Howard H. Baker, Jr., Chairman; Antonia Handler Chayes, Robert F. Dee, Pehr G. Gyllenhammar, Robert H. Malott, Frank P. Popoff, and Jacqueline G. Wexler.

  Committee on Compensation and Executive Development--The Committee on Compensation and Executive Development makes recommendations to the Board on compensation actions involving senior executives of the Corporation. The Committee approves compensation actions involving all elected officers of the Corporation, and periodically reviews in the aggregate, annual salaries of all executives. The Committee approves long term incentive awards for elected officers and certain key executives of the Corporation, and reviews and administers the incentive compensation, long term incentive and other compensation plans of the Corporation. It also reviews and makes recommendations to the Board on policies and programs for the development of management personnel and management structure and organization. The members of the Committee on Compensation and Executive Development, which met five times during 1996, are Robert F. Dee, Chairman; Charles W. Duncan, Jr., Jean-Pierre Garnier, Frank P. Popoff, Harold A. Wagner, and Jacqueline G. Wexler.

  Finance Committee--The Finance Committee is responsible for reviewing and making recommendations to the Board on the management of the financial resources of the Corporation. This Committee also reviews major financial strategies and transactions and major acquisitions and divestitures. The members of the Finance Committee, which met five times during 1996, are Charles W. Duncan, Jr., Chairman; Robert F. Daniell, George David, Pehr G. Gyllenhammar, Gerald D. Hines, Charles R. Lee, and Robert H. Malott.

  Nominating Committee--The Nominating Committee is responsible for making recommendations to the Board on candidates for the Board and on the qualifications and retirement of existing members of the Board. This Committee also is responsible for matters of corporate governance and other matters referred to it by the Board. The Nominating Committee considers nominees recommended to it in writing by shareowners. The members of the Nominating Committee, which met three times during 1996, are Robert H. Malott, Chairman; Howard H. Baker, Jr. Robert F. Dee, Charles R. Lee, and Charles W. Duncan, Jr.

  Public Issues Review Committee--The Public Issues Review Committee has oversight responsibility for the Corporation's response to such public issues as equal employment opportunity, the environment, and safety in the workplace. In addition, the Committee has oversight responsibility for the Corporation's contributions program and political action committees. The members of the Public Issues Review Committee, which met three times during 1996, are Jacqueline G. Wexler, Chairman; Howard H. Baker, Jr., Antonia Handler Chayes, Robert F. Dee, Jean-Pierre Garnier, Pehr G. Gyllenhammar, Gerald D. Hines and Harold A. Wagner.

                                  ITEM NO. 1
                             ELECTION OF DIRECTORS

  Thirteen persons are being nominated for election as directors at the 1997 Annual Meeting. Each of the nominees was elected a director at the 1996 Annual Meeting, with the exception of Mr. Popoff who joined the Board in June 1996, Messrs. Garnier and Krapek who became directors in February 1997, and Mr. Perry who is a nominee for election in April.

  Robert F. Daniell, after 40 years of distinguished service to the Corporation, will resign from the Board upon his retirement in April. Mr. Daniell has made invaluable contributions to the success of the Corporation over more than four decades. The directors are joined by the officers and employees of the Corporation in extending their sincere thanks for his dedicated efforts over the years, and their best wishes for success in his future endeavors.

  Also retiring from the Board in April are Robert F. Dee and Gerald D. Hines, both of whom have made countless positive contributions to the growth and strength of the Corporation over many years. The Corporation has been fortunate to have had the benefit of their wise advice. The directors, officers and employees join together to wish them the very best in coming years.

  The proxy holders intend to vote for the election of the following nominees unless otherwise instructed on the proxy card. Should any of these nominees become unavailable to accept nomination or election as a director, the proxy holders will, at their discretion, vote the shares that they represent for the election of such other persons as the Board of Directors may recommend, unless the Board reduces the number of directors.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS


[PHOTO OF         Howard H. Baker, Jr., Partner, Baker, Donelson, Bearman &
HOWARD H.         Caldwell (attorneys). Senator Baker was a member of the
BAKER, JR.        United States Senate from 1967 through 1984, where he served
APPEARS HERE]     two terms as Minority Leader and two terms as Majority
                  Leader. He was the Chief of Staff for the President from February 1987 to July 1988. Senator Baker is a director of
                  Federal Express Corporation, WMX Technologies, Inc., and
                  Pennzoil Company, and a trustee of the Mayo Clinic. He is 71 and has been a director since 1990.

[PHOTO OF         Antonia Handler Chayes, Senior Advisor and Board Member of
ANTONIA HANDLER   Conflict Management Group (CMG), a non-profit conflict
CHAYES APPEARS    resolution consulting firm and Senior Consultant to
HERE]             JAMS/Endispute, a firm that provides alternatives to
                  traditional litigation. Ms. Chayes is an Adjunct Lecturer at the Kennedy School of Government and is Co-Director of the Project on International Compliance and Dispute Settlement at the Program on Negotiation at Harvard Law School. She served as Assistant Secretary of the United States Air Force from 1977 to 1979, and as Under Secretary from 1979 to 1981.
                  Ms. Chayes served as a Commissioner with the Commission on Roles and Missions of the United States Armed Forces and the
                  DOD-CIA Joint Security Commission, and is currently serving as Commissioner to the Vice President's White House Aviation
                  Safety and Security Commission. She is a member of the American Law Institute and the Council on Foreign Relations and serves on the Advisory Boards of Columbia University
                  School for International and Public Affairs and the Center for Preventive Action at the Council of Foreign Relations.
                  She is 67 and has been a director of the Corporation since
                  1981.




[PHOTO OF         George David, President and Chief Executive Officer, United
GEORGE DAVID      Technologies Corporation. Mr. David served as President and
APPEARS HERE]     Chief Executive Officer of Otis Elevator Company from 1986 through 1988, and as Chairman of Otis from 1987 through today. He was elected to the office of Senior Vice President of the Corporation in 1988, and Executive Vice President and President, Commercial/Industrial in 1989. In February 1992,
                  Mr. David was elected President and Chief Operating Officer of the Corporation and in April 1994 he was elected Chief
                  Executive Officer. Mr. David is President of the Board of
                  Trustees of the Graduate School of Business Administration at The University of Virginia. He is 54 and has been a director of the Corporation since 1992.




[PHOTO OF         Charles W. Duncan, Jr., Private Investor, Houston, Texas.
CHARLES W.        Mr. Duncan has been involved in private investments since
DUNCAN, JR.       1981. Mr. Duncan served as Secretary of the United States
APPEARS HERE]     Department of Energy from 1979 to 1981. He is a director of
                  American Express Company, American Express Bank, Ltd., The
                  Coca-Cola Company, Newfield Exploration Co., PanEnergy
                  Corp., and is a member of the International Advisory Board of Elf Aquitaine. Mr. Duncan is 70 and has been a director of the Corporation since 1981.




[PHOTO OF         Jean-Pierre Garnier, Ph.D is the President and Chief
JEAN-PIERRE       Operating Officer, and Executive Member of the Board of
GARNIER, Ph.D     Directors of SmithKline Beecham plc, Philadelphia, PA
APPEARS HERE]     (pharmaceuticals). He joined SmithKline Beecham in 1990 as
                  President of its pharmaceutical business in North America and served as Chairman, Pharmaceuticals from 1994 until his appointment to his current position in 1995. Dr. Garnier is a director of the Biotechnology Industry Organization, the Eisenhower Exchange Fellowships and is a member of the Philadelphia Art Museum Executive Committee. Mr. Garnier is
                  49 and has been a director of the Corporation since February
                  1997.

[PHOTO OF         Pehr G. Gyllenhammar, Senior Advisor, Lazard Freres & Co.,
PEHR G.           LLC (investment banking). Mr. Gyllenhammar is the former
GYLLENHAMMAR      Executive Chairman, AB Volvo, Goteborg, Sweden. He served as
APPEARS HERE]     Managing Director and Chief Executive Officer of AB Volvo
                  from 1971 to 1983, as Chairman and Chief Executive Officer until 1990, and as Executive Chairman from 1990 to December
                  1993. He is a director of Kissinger Associates, Inc.,
                  Pearson plc., Reuters Holdings plc., and FMC Corporation. He is also Chairman of Swedish Ships' Mortgage Bank. Mr.
                  Gyllenhammar is 61 and has been a director of the Corporation since 1981.




[PHOTO OF         Karl J. Krapek, Executive Vice President of the Corporation
KARL J. KARPEK    and President of Pratt & Whitney. Mr. Krapek joined the
APPEARS HERE]     Corporation in 1982 as vice president of operations for Otis
                  Elevator Company. He was named Otis' president in 1989 and served as president of Carrier Corporation from 1990 to 1992. Mr. Krapek has served as President, Pratt & Whitney since 1992. He is chairman of the Connecticut Capitol Region
                  Growth Council, MetroHartford 2010 Steering Committee, vice chairman of the Board of Trustees of the Connecticut State
                  University System, and a member of the Director's Advisory
                  Board of the Yale Cancer Center. Mr. Krapek is 48 and became a director of the Corporation in 1997.




[PHOTO OF         Charles R. Lee, Chairman and Chief Executive Officer of GTE
CHARLES R. LEE    Corporation, Stamford, Connecticut (telecommunications). Mr.
APPEARS HERE]     Lee has served since 1992 as Chairman and Chief Executive
                  Officer of GTE. Since joining GTE in 1983, Mr. Lee served as
                  Senior Vice President of Finance from 1983 to 1986, Senior
                  Vice President Finance and Planning from 1986 to 1988, and from 1988 to 1992 he served as President, Chief Operating
                  Officer and a director of GTE. He is a director of The
                  Proctor & Gamble Company and USX Corporation. He is a member of The Business Roundtable and The Business Council, a
                  Trustee Fellow of the Board of Trustees of Cornell
                  University, a trustee of the National Planning Association, a director of the New American Schools Development
                  Corporation, a member of The Conference Board, Harvard
                  Business School's Board of Directors of the Associates, and a director of the Stamford Hospital Foundation. He is 57 and has been a director of the Corporation since 1994.




[PHOTO OF         Robert H. Malott, Chairman of the Executive Committee of the
ROBERT H. MALOTT  Board and former Chairman of the Board and Chief Executive
APPEARS HERE]     Officer, FMC Corporation, Chicago, Illinois (manufacturer of machinery and chemicals). He is on the Board of Amoco
                  Corporation and Manchester Tank Corporation. He is on the
                  Board of the National Museum of Natural History, PBS, the
                  National Park Foundation, The Aspen Institute, the Lyric
                  Opera of Chicago, the American Enterprise Institute, the
                  Hoover Institution, and Argonne National Laboratories, and is a member of The Business Council and the Illinois
                  Business Roundtable. He is on the Board of Trustees of the University of Chicago. Mr. Malott is 70 and has been a director of the Corporation since 1980.

[PHOTO OF         William J. Perry is currently a professor at Stanford
WILLIAM J.        University. Mr. Perry served as U.S. Secretary of Defense in
PERRY APPEARS     the Clinton administration from 1994 to 1997, and as Deputy
HERE]             Secretary of Defense from 1993 to 1994. He is a director of
                  Yurie Systems, Inc., a telecommunications company. In 1992 and 1993, prior to serving at the Department of Defense, Mr.
                  Perry was a member of the Corporation's Board of Directors.
                  Mr. Perry is 69 and will rejoin the Board as a director in April 1997.




[PHOTO OF         Frank P. Popoff, Chairman of Dow Chemical Company, Midland,
FRANK P.POPOFF    Michigan. Mr. Popoff also is a director of American Express
APPEARS HERE]     Company, US WEST, Inc., Chemical Financial Corporation and
                  Michigan Molecular Institute. He is a past chairman of the Chemical Manufacturers Association and a member of the Business Council for Sustainable Development, The Business
                  Council, the Council for Competitiveness, the American
                  Chemical Society and honorary director of the Indiana
                  University Foundation. Mr. Popoff is 61 and has been a director of the Corporation since 1996.




[PHOTO OF         Harold A. Wagner, Chairman, President and Chief Executive
HAROLD A. WAGNER  Officer, Air Products and Chemicals, Inc., Allentown,
APPEARS HERE]     Pennsylvania (industrial gases and chemicals). Mr. Wagner
                  served as President, Air Products and Chemicals, Europe
                  1988-1990, Executive Vice President, Gases and Equipment
                  1990-1991, President and Chief Operating Officer 1991-1992 and Chairman, President and Chief Executive Officer since
                  1992. He is a director of Daido-Hoxan, a member of The
                  Business Council, the Policy Committee of The Business
                  Roundtable, and chairman of the Pennsylvania Business
                  Roundtable. Mr. Wagner also serves on the Board of Trustees of Lehigh University. Mr. Wagner is 61 and has been a director of the Corporation since 1994.




[PHOTO OF         Jacqueline G. Wexler retired as President of the National
JACQUELINE G.     Conference of Christians and Jews, New York, New York, on
WEXLER APPEARS    December 31, 1990. Mrs. Wexler is a former President of
HERE]             Hunter College of the City University of New York. Mrs.
                  Wexler joined Academic Consulting Associates as a Senior
                  Associate in 1980 and was named President the same year.
                  Mrs. Wexler served in that capacity until 1982. Mrs. Wexler is 70 and has been a director of the Corporation since 1978.

            SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

  All share and per share price information set forth in this Proxy Statement has been restated to give effect to the two for one stock split effected as a stock dividend declared September 29, 1996 and distributed December 10, 1996 to shareowners of record November 22, 1996.

  The following table lists all stock based holdings at January 1, 1997 for each current director, each of the executive officers named in the Summary Compensation Table and all directors and executive officers as a group. Mr. Garnier was not a director on that date. At January 1, 1997, none of such directors or executive officers owned or had the right to acquire under stock options exercisable within 60 days, in the aggregate more than 1% of the Common Stock of the Corporation. Directors and executive officers as a group owned or had the right to acquire under stock options exercisable within 60 days, 2% of the Common Stock of the Corporation.

                                                            SHARES BENEFICIALLY
   NAME                                 CLASS OF SECURITIES OWNED AT 1/1/97(1)
   ----                                 ------------------- -------------------
Howard H. Baker, Jr....................   Common(2)
Antonia Handler Chayes.................   Common(2)
Robert F. Daniell......................   Common
                                          ESOP Preferred
George David...........................   Common
                                          ESOP Preferred
Robert F. Dee..........................   Common
Charles W. Duncan, Jr..................   Common(2)(3)
Jean-Pierre Garnier....................   Common                    --
Pehr G. Gyllenhammar...................   Common(2)
Gerald D. Hines........................   Common(2)
Charles R. Lee.........................   Common(2)
Robert H. Malott.......................   Common(2)
Frank P. Popoff........................   Common
Harold A. Wagner.......................   Common(2)
Jacqueline G. Wexler...................   Common(2)
Karl J. Krapek.........................   Common
                                          ESOP Preferred
Stephen F. Page........................   Common
                                          ESOP Preferred
Jean-Pierre van Rooy...................   Common
                                          ESOP Preferred
Directors & Executive Officers as a
Group (32).............................   Common
                                          ESOP Preferred

-------
  (1) Included in the number of shares beneficially owned by Messrs. Daniell, David, Krapek, Page and van Rooy and all directors and executive officers as a
group are    ;     ;    ;    ;    ; and      shares, respectively, which such
persons have the right to acquire within 60 days pursuant to the exercise of
employee stock options and stock appreciation rights;    ;    ;    ;    ;    ;
and     shares, respectively, as to which such persons have sole voting and
investment power; and    ;    ;    ;    ;    ; and     shares, respectively,
as to which such persons have sole voting but no investment power. Executive officers as a group have shared voting and investment power with respect to
    shares of Common Stock and     shares of ESOP Preferred. The following
directors have sole voting power but no investment power with respect to the following number of shares: Ms. Chayes, Mrs. Wexler, Messrs. Baker, Hines,
Lee, Malott, Popoff, and Wagner-    shares. These directors as well as Mr.
Gyllenhammar have sole voting and investment power with respect to the balance of their holdings of Common Stock.

  (2) In addition to Shares Beneficially Owned at January 1, 1997, nonemployee directors held vested deferred stock units which are valued by reference to shares of common stock, as follows:

    Howard H. Baker, Jr.....       Gerald D. Hines.........
    Antonia Handler Chayes..       Charles R. Lee..........
    Robert Dee..............       Robert H. Malott........
    Charles W. Duncan, Jr...       Frank P. Popoff.........
    Jean-Pierre Garnier..... --    Harold A. Wagner........
    Pehr G. Gyllenhammar....       Jacqueline G. Wexler....

  (3) Includes     shares owned directly by Mr. Duncan as to which he has sole
voting and investment power;     shares owned by a partnership in which Mr.
Duncan is both a Limited Partner and a General Partner, as to which he has
shared voting and investment power; and     shares as to which he has sole
voting power but no investment power.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  As required by the Securities and Exchange Commission rules under Section 16 of the Securities Exchange Act of 1934, the Corporation notes that Mr. Gilles Renaud, an officer, filed one amendment to his initial Form 3 listing additional initial holdings. There were no unreported transactions related to these holdings.

  To the best of our knowledge, all other reports by officers and directors on transactions in the Corporation's Common and Preferred Stock were filed in timely fashion.

CERTAIN TRANSACTIONS

  During 1996, Prudential Realty, Inc. purchased Robert F. Daniell's home for $439,000, a price equal to Prudential's appraisal of the property's fair market value. The Corporation agreed to reimburse Prudential for its costs of carrying the property pending resale and for the amount, if any, by which Prudential's resale price is less than the purchase price. Mr. Daniell, in turn, has agreed to reimburse the Corporation for any amounts it pays to Prudential pursuant to this arrangement.

  The law firm of Baker, Donelson, Bearman, & Caldwell, of which Senator Baker is a partner, is retained from time to time for legal services. Lazard Freres & Co., LLC, of which Mr. Gyllenhammar is a senior advisor, performs investment banking services and provides financial advisory services to the Corporation.

  The Corporation and its subsidiaries have had and expect in the future to have transactions in the ordinary course of business with these firms and other unaffiliated corporations of which certain of the nonemployee directors are officers or directors. The Corporation does not consider the amounts involved in such transactions material in relation to its business and believes that such amounts are not material in relation to the businesses of such other firms and corporations or the interests of the directors involved.

COMPENSATION OF DIRECTORS

  Nonemployee directors are paid an annual retainer of $60,000 ($65,000 for committee chairpersons), with no meeting fees paid for regularly scheduled Board or Committee meetings. This retainer is paid 60% in stock units under the United Technologies Corporation Board of Directors Deferred Stock Unit Plan. Each stock unit is equal in value to a share of Common Stock of the Corporation and is settled in cash at the time of termination of service as a director in either a lump sum or installment payments. Stock units credited to a director's account earn additional stock units equivalent in value to the amount of dividends paid on Common Stock. There are no voting rights attached to stock units. The remaining 40% of the retainer is paid either in cash or in additional stock units, at the election of the director.

  Under the United Technologies Corporation Nonemployee Director Stock Option Plan each nonemployee director receives an annual grant of 2,000 stock options. The options, which are awarded each year on the date of the annual meeting, have a ten year term and become exercisable three years from the date of grant at an exercise price equal to the closing market price of Common Stock on the date of grant.

  Upon becoming a director, each nonemployee director receives a one-time grant of 2,000 shares of restricted Common Stock. These shares vest ratably over five years, but may not be sold or otherwise transferred until the director retires or resigns from the Board. Should a director leave the Board before all restricted shares vest, the non-vested shares will be forfeited, except that in the event of the death or disability of a director, a change in control, or if a director retires or resigns to accept full time employment in public or charitable service, all shares not previously vested will vest immediately.

  In lieu of Common Stock, any non-U.S. director is eligible to receive a one-time grant of 2,000 restricted share units, each unit being equal in value to a share of Common Stock. Vesting provisions for such units are the same as for restricted stock. At retirement, a cash payment equal to the then-current value of a share of Common Stock will be paid to such director for each vested unit. Each unit and share of restricted stock will generate a quarterly payment to the holder equal to the dividend paid on a share of Common Stock.

  As part of its overall program of support for charitable institutions and to attract and retain qualified directors, the Corporation maintains the Directors' Charitable Gift Program. This program is funded by life insurance on the lives of the members of the Board of Directors. Under this program, the Corporation intends to make charitable contributions of up to a total of $1 million following the death of a director, allocated among up to four charitable organizations recommended by the director. At this date all current directors are participants in this program. Beneficiary organizations recommended by directors must be tax-exempt under Section 501(c)(3) of the Internal Revenue Code. Donations ultimately paid by the Corporation are expected to be deductible from taxable income for purposes of federal and other income taxes payable by the Corporation. Directors derive no financial benefit from the program since all insurance proceeds and charitable deductions accrue solely to the Corporation.

                                  ITEM NO. 2
                    AMENDMENT TO THE CORPORATION'S RESTATED
                         CERTIFICATE OF INCORPORATION

  The Corporation's Board of Directors (the "Board") believes it is advisable to amend the Corporation's Restated Certificate of Incorporation (the "Certificate") to increase the authorized shares of Common Stock from 500,000,000 to 1,000,000,000 shares and to reduce the par value of the Common Stock from $5 per share to $1 per share and the total authorized shares from 750,000,000 to 1,250,000,000. Accordingly, at its meeting held February 3, 1997, the Board adopted a resolution proposing that an amendment (the "Amendment") to the first paragraph of Article Fourth of the Certificate be presented to the shareowners at the Annual Meeting for approval. Such Amendment would change only the number of authorized shares of Common Stock, the total authorized shares and the par value of the Common Stock.

  If approved by the shareowners, the first paragraph of Article Fourth would read in its entirety as follows:

    "FOURTH: The total number of shares of stock of all classes which the Corporation shall have authority to issue is 1,250,000,000 shares, of which 250,000,000 shares shall be Preferred Stock of the par value of $1 each (hereinafter called "Preferred Stock') and 1,000,000,000 shares shall be Common Stock of the par value of $1 each (hereinafter called "Common Stock')."

  Of the 500,000,000 shares of Common Stock presently authorized, as of December 31, 1996, 238,109,583 shares of Common Stock were outstanding, 18,079,678 shares were reserved for issuance pursuant to stock option and
incentive plans, and     shares were reserved for issuance upon conversion of
outstanding and reserved shares of Series A ESOP Convertible Preferred Stock ("ESOP Preferred Stock"). The additional shares of Common Stock proposed by the Amendment would be part of the existing class of Common Stock and, if and when issued, would have the same rights and privileges as the shares of Common Stock presently outstanding.

  On September 29, 1996, the Corporation declared a two-for-one stock split which was paid on December 10, 1996 in the form of a stock dividend. The proposed increase in the number of authorized shares of Common Stock would give the Board the necessary flexibility to issue Common Stock in connection with the raising of capital, the acquisition of new businesses, employee stock benefit plans, future stock splits or dividends, and other corporate purposes.

  Adoption of the Amendment will eliminate the delay and expense involved in calling a special meeting of shareowners to authorize the additional shares. No further action or authorization by the Corporation's shareowners would be necessary prior to issuance of the additional shares, except as may be required for a particular transaction by the Corporation's Restated Certificate of Incorporation, by applicable law or regulatory agencies or by the rules of any stock exchange on which the Corporation's Common Stock may then be listed.

  The New York Stock Exchange, on which the Corporation's Common Stock is listed, currently requires shareowner approval as a prerequisite to listing shares in several instances, including acquisition transactions, where the present or potential issuance of shares could result in an increase in the number of shares of Common Stock outstanding of at least 20%. The Corporation currently has no plans or arrangements for the issuance of shares of Common Stock other than the issuance of shares of Common Stock pursuant to employee stock option and other stock related benefit plans. Shareowners of the Corporation do not have and will not have any preemptive rights with respect to any authorized but unissued shares of Common Stock of the Corporation

  Although a proposal to increase the authorized common stock of a company may be construed as having an anti-takeover effect, since authorized and unissued shares of common stock could be issued for the purpose of discouraging an attempt by another person or entity to take control of the company, neither the management of the Corporation nor the Board of Directors views this proposal in that light. The proposal has not been prompted by any effort by anyone to gain control of the Corporation and the Corporation is not aware of any such effort.

  Approval of the amendment would mean that each outstanding share of Common Stock, which currently has a par value of $5 per share, would thereafter have a par value of $1 per share. The assignment of par value to stock is primarily a technical legal matter, and the corporate law of Delaware permits the issuance of capital stock without any par value. Under Delaware law, the Corporation must allocate to capital the par value of the capital stock it issues, including with respect to additional shares issued in the form of a dividend.

  The amendment would permit the Corporation to reduce the amount required to be allocated to capital when it issued Common Stock and to transfer from capital to surplus the difference between the $5 and the $1 par values. Delaware law permits the payment of dividends and the repurchase of shares of capital stock out of surplus but not out of capital. The reduction in par value would not otherwise affect any of the rights of holders of Common Stock.

  The consolidated financial statements and related financial information set forth on pages 28 to 43 of the Corporation's Annual Report to its shareowners for the fiscal year ended December 31, 1996 are incorporated herein by reference.

  The affirmative vote of the majority of the outstanding shares of the voting stock of the Corporation entitled to be cast at the meeting, without determination as to class, is required to adopt the Amendment.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION.

                                  ITEM NO. 3
                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Audit Review Committee has nominated the firm of Price Waterhouse LLP to be Independent Public Accountants of the Corporation, to act as General Auditor until the 1998 Annual Meeting. During 1996, Price Waterhouse LLP provided the Corporation with audit and related services, as well as certain non-auditing services. Fees for audit and audit related services totaled approximately $9 million and fees for non-auditing services totaled approximately $4.8 million. Services rendered by Price Waterhouse LLP are approved by the Audit Review Committee and reviewed for any possible effect on independence; whenever possible, this approval is obtained prior to the rendering of the service and in other cases as soon thereafter as practicable.

  Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting and will have the opportunity to make such statements as they desire. They will also be available to respond to appropriate questions from shareowners.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF PRICE WATERHOUSE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE CORPORATION.

                                  ITEM NO. 4
                              SHAREOWNER PROPOSAL

  Mrs. Evelyn Y. Davis, Watergate Office Building, Suite 215, 2600 Virginia Avenue, NW, Washington, DC 20037, owner of 100 shares of Common Stock, has given notice that she intends to introduce a proposal for adoption at the Annual Meeting which recommends that future proxy statements list the names, titles and compensation amounts for each executive with a base salary of more than $100,000.

                          TEXT OF SHAREOWNER PROPOSAL

  "RESOLVED: That the shareholders recommend that the Board take the necessary steps that United Technologies specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $100,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them."

                      SUPPORTING STATEMENT OF SHAREOWNER

  "REASONS: In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized. At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation. Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management.

  Last year, the owners of 20,873,614 shares, representing approximately 18.9% of shares voting, voted FOR this proposal. If you AGREE, please mark your proxy FOR this proposal."

                THE BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

  The Board does not agree with Mrs. Davis that publishing the name, title, salary and compensation data for every officer with an annual salary of $100,000 or more would be of material assistance to shareowners in making informed voting and investment decisions. Further, the Board believes that your Corporation would be put at a competitive disadvantage were it to make more extensive disclosures on its compensation structure than is mandated for other public corporations. The suggested report would needlessly infringe upon individual privacy rights, expose the Corporation to competitive damage, and do little or nothing to provide useful investment information to shareowners.

  The Securities and Exchange Commission has adopted rules governing proxy disclosure of executive compensation by public companies. Shareowners receive significant amounts of compensation information concerning the Chief Executive Officer and the next four most highly compensated executive officers of this and other publicly traded companies. This information is furnished to shareowners in easy to read charts rather than by narrative description. This simplified format allows shareowners to better understand the compensation paid to those senior executives most responsible for the Corporation's performance and to compare this information to that provided by others.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREOWNERS VOTE AGAINST THIS
PROPOSAL.

                      SUBMISSION OF SHAREOWNER PROPOSALS

  Proposals of shareowners intended to be presented at the 1998 annual meeting must be received by the Corporation no later than November 22, 1997. Proposals should be addressed to William H. Trachsel, Secretary, United Technologies Corporation, 1 Financial Plaza, Hartford, Connecticut 06101. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations established by the Securities and Exchange Commission.

  The Board of Directors carefully considers all proposals and suggestions from shareowners. When adoption is clearly in the best interest of the Corporation and the shareowners, and can be accomplished without shareowner approval, the proposal is implemented without inclusion in the proxy material. However, the Board of Directors does not agree with all shareowner proposals submitted and must oppose those with which it disagrees to fulfill the Board's obligations to represent and safeguard the best interests of shareowners as a whole.

       REPORT OF THE COMMITTEE ON COMPENSATION AND EXECUTIVE DEVELOPMENT

  The following report is provided by the Board of Directors' Committee on Compensation and Executive Development (the "Committee"). The Committee supervises the Corporation's Executive Compensation Program (the "Program") and is responsible for all compensation actions affecting the Corporation's most senior executives.

COMPENSATION PHILOSOPHY AND OBJECTIVES

 Objectives

  The Program is designed and administered to achieve two principal objectives. First, the Program is intended to be competitive for the purpose of assuring that the Corporation is able to attract, motivate and retain talented executives. Second, the Program is intended to create an alignment of interests between the Corporation's executives and shareowners so that a significant portion of each executive's compensation varies with individual and corporate performance. Consistent with this objective, the Program places a significant emphasis on the long term and at-risk components of compensation. The Committee encourages and regularly reviews stock ownership by the Corporation's most senior executives.

 Compensation Peer Group

  The Committee utilizes information about other companies' compensation practices, including data provided by outside consultants. These companies are not necessarily the same companies that are most appropriate for comparing shareowner returns in the corporate performance graph. Accordingly, the competitive information considered by the Committee includes fifteen of the companies included in the Dow Jones 30 Industrial Index as shown on the corporate performance graph, as well as twenty-one other companies (the "Compensation Peer Group"). Compensation Peer Group companies have characteristics similar to the Corporation such as diversified product lines, global operations and sales volumes. Such companies often compete with the Corporation for executive talent. The Corporation targets the value of the Program for its most senior executives, including the named executive officers, to be at or above the 50th percentile of the Compensation Peer Group.

 Deductibility of Compensation

  Section 162(m) of the Internal Revenue Code generally prevents the Corporation from claiming a tax deduction for compensation in excess of $1 million paid to the Chief Executive Officer (the "CEO") and to the four other most highly-paid executive officers of the Corporation. This deduction limitation however, does not apply to performance-based compensation that satisfies certain requirements of the Internal Revenue Code. The Committee has determined that it is in the best interests of the Corporation and its shareowners to structure the compensation of executive officers, to the extent practicable, so that compensation will not be subject to the deduction limit. However, the Committee has in the past and may in the future structure compensatory arrangements that under certain circumstances may be subject to the deduction limit.

 Base Salary

  Executive base salaries are designed to be competitive with salaries paid for similar positions at Compensation Peer Group companies. Individual executive performance is evaluated annually against a number of job specific requirements. These performance evaluations serve as the key element in determining the amount and timing of any base salary increase. Compensation Peer Group competitive information is also considered.

 Annual Incentive Compensation

  The Annual Incentive Compensation Plan is designed to reward performance relating to annual goals of the Corporation and the business units. Objectives are established for the corporate headquarters and each business unit. For 1996, the corporate objectives were net income and cash flow, weighted 70% and 30%, respectively. The business units' objectives were earnings before interest and taxes and cash flow, weighted 70% and 30%, respectively. The Committee determines the amount available for annual incentive cash awards at the corporate headquarters, based on achievement of the objectives described above and an overall judgment of corporate performance. The CEO determines the amount available for annual incentive cash awards at each business unit. Individual awards are determined on the basis of performance measured against objectives and a subjective assessment of the individual's overall contribution to business unit or corporate results.

  Pursuant to a shareowner approved amendment to the Annual Incentive Compensation Plan intended to qualify awards as performance based and tax deductible under Section 162(m), the CEO and the four other named executive officers' annual incentive compensation is now paid solely from a pool equal to no more than 0.75% of the Corporation's adjusted net income (the "Performance Pool"). The CEO is eligible to receive up to 30% and the other four participants are each eligible to receive up to 17.5% of the Performance Pool. The Committee retains the right to reduce the actual award to an amount less than a participant's allocated portion of the pool, based on objective and subjective factors as the Committee deems appropriate.

 Long Term Incentive Compensation

  The Corporation's Long Term Incentive Plan is designed to provide the opportunity for competitive financial awards to key employees whose efforts and achievements contribute to the long term success of the Corporation. Under the 1996 Continuous Improvement Incentive Program (the "CIIP"), as approved by the Committee, two award vehicles are available: stock options and dividend equivalents. These equity-based awards are consistent with the objective of aligning directly the interests of executives with those of the Corporation's shareowners.

  Stock option awards emphasize long term increase in shareowner value. Executives vest in stock options three years from the date of grant. The options will remain exercisable for a period of seven years once vested. The exercise price of the options is the closing price of the Corporation's stock on the date of grant.

  Dividend Equivalents ("DEs") reinforce the importance of meeting key long term financial objectives. A DE is the right to receive payments equal to the quarterly dividend paid to the Corporation's shareowners. Under the CIIP, executives are awarded one DE for each stock option granted. DEs become vested and payable solely on the basis of achievement of previously established corporate and/or business unit financial targets measured over a three-year period, as determined by the Committee. For 1996, the corporate headquarters' targets are earnings per share and return on equity, weighted equally. Each business unit has a financial target of either return on net operating assets or return on sales. No vesting of DEs occurs if aggregate achievement of performance targets is less than 90%. Payment of vested DEs awarded in 1996 will begin in March of 1999, and will continue for two to seven years, depending upon an executive's level. DE payments end when the DE term expires or the associated stock option is exercised, if sooner.

  Individual CIIP grants are based on subjective evaluations of demonstrated performance, potential and ability to contribute to the achievement of CIIP targets. The Committee also considers information on long term grants at Compensation Peer Group companies.

 Chief Executive Officer Compensation

  Compensation decisions affecting the CEO were based on quantitative and qualitative factors relative to the Corporation's 1996 financial and operating results as well as strategic achievements. The Committee does not employ a specific formula in its compensation decisions.

  During 1996, under Mr. David's leadership and direction, the Corporation achieved record sales and profits and demonstrated excellent overall financial performance. Earnings per share increased 21%, from $2.85 to $3.45 (adjusted to reflect the 2 for 1 stock split in 1996), net income increased 21% from $750 million to $906 million, and return on equity was 21.1%, up from 18.6% in 1995. Available cash flow was $1.2 billion and net debt to capital declined to 13% from 22% at year end 1995. During 1996 the Corporation also continued its practice of making strategic, accretive acquisitions in the Corporation's core businesses.

  Total shareowner return for 1996, including share price appreciation and dividends from December 30, 1995 to December 31, 1996 was 42%, as compared to 23% for the S&P 500 and 29% for the Dow Jones 30 Industrials.

  In 1996, under Mr. David's leadership, the Corporation and its employees continued to make positive contributions to the communities where it does business. The Committee took note of the Corporation's Employee Scholar Program, a unique program that provided work time flexibility and financial support for employees who return to school. Employees who attain a college or post-graduate degree are awarded shares of the Corporation's common stock. The program implements the Corporation's commitments to education and to the training and competitiveness of its employees.

 Base Salary

  The Committee has increased Mr. David's salary twice, on thirteen month intervals, since his election as CEO in 1994. The Committee considered his first two years of accomplishments as well as the average increases provided to the Corporation's other executives and CEOs of the Compensation Peer Group. The most recent increase positions his salary at approximately the 50th percentile of salaries paid to CEOs of Compensation Peer Group companies.

 Annual Incentive Compensation

  Mr. David's 1996 incentive compensation award was $   . This amount is based
on the Committee's consideration of competitive data for Compensation Peer Group CEOs and a favorable assessment of the Corporation's performance for 1996, as described above. This award places Mr. David's total cash compensation at approximately the 50th percentile of the Compensation Peer Group CEOs.

 Long Term Incentive Compensation

  Mr. David's 1996 long term CIIP award was determined using the same guidelines used for the Corporation's executive population, as described above. Mr. David was granted 75,000 stock options (all figures are before the 2 for 1 stock split in 1996) and associated DEs. During 1996, 250,000 stock options previously awarded to Mr. David became exercisable after the Corporation's stock price reached the target price of $114 per share. These stock options were awarded in 1995 when the stock price was $78.25 per share.

              COMMITTEE ON COMPENSATION AND EXECUTIVE DEVELOPMENT

          Robert F. Dee, Chairman           Frank P. Popoff
          Charles W. Duncan, Jr.            Harold A. Wagner
          Jean-Pierre Garnier               Jacqueline G. Wexler

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  In 1996, Senator Howard H. Baker, Jr. served as a member of the Committee on Compensation and Executive Development of the Board of Directors until the 1996 Annual Meeting. As noted previously, Senator Baker is a partner in the law firm of Baker, Donelson, Bearman & Caldwell, which firm is retained from time to time to provide legal services to the Corporation. The fees paid during 1996 were not material to total revenues for either the law firm or the Corporation.

                      COMPENSATION OF EXECUTIVE OFFICERS

  The following Summary Compensation Table sets forth for the Corporation's Chief Executive Officer and the other four most highly compensated executive officers of the Corporation and its subsidiaries in 1996 (the "named executive officers") the compensation earned by such persons for services rendered in all capacities to the Corporation during the three fiscal years ended December 31, 1996.

                          SUMMARY COMPENSATION TABLE

                                                                             LONG TERM COMPENSATION
                                                                       -----------------------------------
                                          ANNUAL COMPENSATION                  AWARDS            PAYOUTS
                                  ------------------------------------ ----------------------- -----------
                                                                                    SECURITIES
                                                          OTHER ANNUAL  RESTRICTED  UNDERLYING  LONG TERM   ALL OTHER
                                                          COMPENSATION STOCK AWARDS  OPTIONS    INCENTIVE   COMPENSA-
NAME AND PRINCIPAL POSITION  YEAR SALARY ($) BONUS (1)($)   (2) ($)       (3)($)     /SARS(#)  PAYOUTS ($) TION (4) ($)
---------------------------  ---- ---------- ------------ ------------ ------------ ---------- ----------- ------------
R. F. Daniell,...........    1996  $           $            $              $                   $             $
 Chairman                    1995   850,000     600,000      109,782         0       100,000       35,637     101,534
                             1994   922,916     500,000      190,052         0       100,000      863,807      96,713

G. David,................    1996  $           $            $              $                   $             $
 President and Chief         1995   976,667     900,000       89,365         0       650,000       44,499      31,499
 Executive Officer           1994   906,250     700,000      129,310         0       630,000    1,319,119      27,484

K. Krapek,...............    1996  $           $            $              $                   $             $
 President                   1995   620,000     500,000      111,389         0       260,000       24,600      16,733
 Pratt & Whitney             1994   587,500     400,000       68,225         0       160,000      308,801      18,170

S. Page,.................    1996  $           $            $              $                   $             $
 Executive Vice President    1995   497,917     400,000       62,391         0       240,000       13,087      40,050
 and Chief Financial         1994   468,750     315,000       59,855         0        30,000       12,130      44,614
  Officer

J. P. van Rooy,..........    1996  $           $            $              $                   $             $
 President, Otis             1995   400,000     300,000       55,670         0       234,000        9,840      31,930
                             1994   370,000     300,000       66,271         0        30,000      182,909      36,405

-------
  (1) Incentive compensation shown in the Bonus column for the named executive officers was paid from the Covered Employee Performance Pool of the Annual Executive Incentive Compensation Plan.

  (2) The amounts shown in this column for 1996 include: $    for personal use
of corporate aircraft for security reasons by Mr. David and a perquisite
allowance for Messrs. Daniell, David, Krapek, Page and van Rooy of $   , $   ,
$   , $    and $   , respectively.

  (3) At the close of business on December 31, 1996, one named executive officer held non-vested time based restricted shares as follows: Mr. Page-
shares valued at $   . These shares vested on January 15, 1997. The foregoing
value was calculated by multiplying the closing market price of the Common Stock on December 31, 1996 by the number of restricted shares held. Regular quarterly dividends are paid on all shares of restricted stock.

  (4) For 1996, consists of employer matching contributions in the Employee
Savings Plan of $   for Mr. Page and $    for the other four named executive
officers, above market interest rate paid in the Credited Interest Account in
the UTC Deferred Compensation Account of $  , $  , and $   for Messrs. Krapek,
Page and van Rooy, respectively and life insurance premium payments of $   ,
$   , $   , $   , and $   , respectively for Messrs. Daniell, David, Krapek,
Page and van Rooy.

  The following table sets forth information concerning individual grants of stock options and stock appreciation rights made during the 1996 fiscal year to each named executive officer.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS (1)
                         --------------------------------------------------------------
                                              % OF TOTAL
                         NUMBER OF SHARES    OPTIONS/SARS
                            UNDERLYING        GRANTED TO                                   GRANT DATE
                           OPTIONS/SARS   EMPLOYEES IN FISCAL EXERCISE PRICE EXPIRATION PRESENT VALUE ($)
NAME                       GRANTED (#)           YEAR             ($/SH)        DATE           (2)
----                     ---------------- ------------------- -------------- ---------- -----------------
R. Daniell..............     100,000             2.3%            $54.625     02/22/2006    $1,502,188
G. David................     150,000             3.4%            $54.625     02/22/2006    $2,253,281
K. Krapek...............      60,000             1.4%            $54.625     02/22/2006    $  901,313
S. Page.................      40,000             0.9%            $54.625     02/22/2006    $  600,875
J.P. van Rooy...........      34,000             0.8%            $54.625     02/22/2006    $  510,744

-------
  (1) Under certain circumstances, including a change of control, the Board of Directors, under the terms of the Corporation's Long Term Incentive Plan, may accelerate the vesting of option grants, purchase an outstanding grant for the cash value thereof or provide for other adjustments or modifications to the outstanding grants. All stock options were granted with an exercise price equal to the market price of the Common Stock on the date of grant.

  (2) The values listed in this column are based on the Black-Scholes pricing model. The estimated values are based on a number of variables and include the following assumptions: interest rate of 6.8%, stock price volatility of 0.1809, and future dividend yield of 3.11%. The estimated values are not intended as a forecast of the future appreciation in the price of the Corporation's stock. If the Corporation's stock does not increase in value above the exercise price of the stock options or SARs, then the grants described in the table will have no value. There is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model or any other model applied to value the stock options.

  (3) These stock options were granted on February 24, 1996 and will become exercisable on February 24, 1999. The grants include an equal number of Dividend Equivalents ("DEs"), which entitle the holder to receive a payment equal to the quarterly dividend amount paid on Common Stock for a stated period of time. DEs will be paid if, and to the extent the executive vests in the DEs at the end of the three-year performance measurement period as a result of achieving performance objectives.

  The following table sets forth information concerning the exercise of stock options during the 1996 fiscal year by each of the named executive officers and the fiscal year end value of unexercised options. No SARs were exercised by the named executive officers in 1996.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES

                                                                                    VALUE OF UNEXERCISED
                                                            NUMBER OF SHARES            IN-THE-MONEY
                                                               UNDERLYING              OPTIONS/SARS AT
                                                        UNEXERCISED OPTIONS/SARS       FISCAL YEAR END
                                                         AT FISCAL YEAR END (#)            ($)(1)
                                                        ------------------------- -------------------------
                         SHARES ACQUIRED VALUE REALIZED
NAME                     ON EXERCISE (#)    ($) (1)     EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     --------------- -------------- ----------- ------------- ----------- -------------
R. Daniell..............           0       $        0      320,592     300,000    $13,175,349  $ 7,706,250
G. David................     106,000       $4,221,875    1,139,060     930,000    $40,972,276  $27,914,375
K. Krapek...............      37,300       $1,659,313      504,000     280,000    $18,596,250  $ 8,101,250
S. Page.................           0       $        0      274,000     110,000    $ 8,606,125  $ 2,760,000
J.P. van Rooy...........      11,000       $  387,750      302,710      98,000    $ 9,852,729  $ 2,491,125

-------
  (1) The value reported is based either on the closing price of the Common Stock on the date of exercise or on December 31, 1996, as applicable, and is calculated by subtracting the exercise price per share of the option from the applicable closing price.

PERFORMANCE GRAPH

  The following graph presents a comparison of the cumulative total shareowner return for the five years ending December 31, 1996 on the Corporation's Common Stock, as compared to the Standard & Poor's 500 Stock Index and to the companies that comprise the Dow Jones 30 Industrial Average. The Corporation is a component of both indices. These figures assume that all dividends paid over the five year period were reinvested, and that the starting value of each index and the investment in the Corporation's Common Stock was $100 on December 31, 1991.

                             [GRAPH APPEARS HERE]

                               1991       1992         1993        1994        1995        1996
UNITED TECHNOLOGIES           $100.00     $92.10      $122.71     $128.19     $198.51     $282.53
S&P 500 INDEX                 $100.00    $107.61      $118.41     $120.01     $164.95     $202.72
DOW JONES 30 INDUSTRIALS      $100.00    $107.41      $125.60     $131.96     $180.56     $232.65

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  In 1981, the Board of Directors adopted the Senior Executive Severance Plan (the "Severance Plan"). The Committee on Compensation and Executive Development has the authority to select the participants under the Severance Plan. Effective December 31, 1996, there were 33 key executives, including the five named executive officers, covered under the Severance Plan. The Severance Plan provides that in the event of termination of the participant's employment with the Corporation for any reason (other than death, disability or retirement at or after the normal retirement date) within two years after any change of control of the Corporation, as defined in the Severance Plan, the participant will receive: (i) a cash payment equal to three times the participant's highest annual compensation (including base salary and incentive compensation) during the preceding three years; (ii) accelerated vesting of all awards outstanding under the Corporation's Long Term Incentive Plan; (iii) special supplemental retirement benefits determined as if the participant had three years additional credited service under the Corporation's pension plans as of the date of termination; and (iv) continuation of other fringe benefits or equivalent benefits for a period of three years. The Severance Plan provides for a supplemental cash payment to Severance Plan participants to the extent necessary to preserve the level of benefits provided in the Plan in the event of the imposition on any such participant of excise taxes payable in respect of "excess parachute payments" under the Internal Revenue Code.

  In addition to the Severance Plan, 30 key executives, including the five named executive officers, are eligible to receive separation benefits at the time of their termination from employment with the Corporation, subject to certain limited exceptions. The value of such separation benefits under this program is 2.5 times base salary at the date of separation. Benefits are subject to offset against any amounts paid pursuant to the Severance Plan (as described above).

PENSION PLAN

                                   PENSION PLAN TABLE
              -------------------------------------------------------------
                                    YEARS OF SERVICE
              -------------------------------------------------------------
REMUNERATION     15       20        25         30         35         40
------------  -------- -------- ---------- ---------- ---------- ----------
$  500,000    $146,600 $195,500 $  219,400 $  243,300 $  267,500 $  292,500
   750,000     221,600  295,500    331,900    368,300    405,000    442,500
 1,000,000     296,600  395,500    444,400    493,300    542,500    592,500
 1,250,000     371,600  495,500    556,900    618,300    680,000    742,500
 1,500,000     445,600  595,500    669,400    743,300    817,500    892,500
 1,750,000     521,600  695,500    781,900    868,300    955,000  1,042,500
 2,000,000     596,600  795,500    894,400    993,300  1,092,500  1,192,500
 2,250,000     671,600  895,500  1,006,900  1,118,300  1,230,000  1,342,500

  Compensation covered by the pension plans of the Corporation and its subsidiaries consists of total cash remuneration in the form of salaries and wages, including awards paid under the Annual Executive Incentive Compensation Plan (shown in the Bonus column of the Summary Compensation Table), but excluding awards paid under the United Technologies Corporation Long Term Incentive Plan (shown in the Long Term Incentive Compensation columns of the Summary Compensation Table). Benefits are computed as a single life annuity payable at age 65. The benefit amount equals a percentage of final average earnings during the highest five consecutive years out of the last ten years worked, less a portion of the participant's social security benefit. As a result of Internal Revenue Code limitations, a substantial portion of senior executives' pension benefits are excluded from the Corporation's tax qualified retirement plan and trust and instead are provided through a supplemental plan that restores the excluded portion of the benefits. Pension benefits paid from the supplemental plan are paid in the same form of annuity applicable under the qualified plan or, subject to certain conditions, in a lump sum. Benefits under the supplemental plan are generally not funded in advance except in the event of a Change of Control.

  As of December 31, 1996, the executive officers named in the Summary Compensation Table had the following full years of credited service for determining benefits: Daniell, 40 years; G. David, 21 years; K. Krapek, 14 years; S. Page, three years; and J.P. van Rooy 33 years.

                                OTHER BUSINESS

  The Board of Directors knows of no other matters to be voted upon at the meeting. However, the persons named as proxies in the enclosed proxy card will, at their discretion, vote the shares they represent upon any other business that may properly come before the meeting.

                              PROXIES AND VOTING

TABULATION AND SECRECY OF VOTES

  Pursuant to the Bylaws of the Corporation, the Board of Directors has appointed representatives of First Chicago Trust Company of New York to serve as Inspectors of Election to supervise the voting at the Annual Meeting. The Inspectors will decide all questions respecting the qualification of voters, the validity of the proxies and the acceptance or rejection of votes. None of the Inspectors is an officer, employee or shareowner of the Corporation. In addition, the Corporation has engaged the services of First Chicago Trust Company of New York to receive, inspect, tabulate and maintain custody of proxies returned to First Chicago Trust Company of New York. The Inspectors and all other persons, including employees of First Chicago Trust Company of New York and the Corporation, whose duties require the handling of proxies and tabulation of votes, have been instructed that the vote of any shareowner will be kept secret and shall not be disclosed except as may be required for legal purposes.

SOLICITATION

  Solicitation of proxies is being made on behalf of the Board of Directors through the mail, in person and by telephone. The cost of soliciting proxies will be borne by the Corporation. In addition, arrangements have been made with banks and brokerage houses and other custodians to send proxies and proxy soliciting material to the persons for whom they hold shares, and the Corporation will reimburse them for their expenses in so doing. The Corporation has also retained Georgeson & Company Inc., to aid in the solicitation of proxies at a fee estimated at $15,000, plus out-of-pocket expenses.

REVOCATION

  A shareowner executing and returning a proxy has the power to revoke it at any time before it is voted by giving written notice of such revocation to the Secretary of the Corporation, by submission of another proxy bearing a later date, or by attending the meeting and requesting to vote in person.

SIGNATURES IN CERTAIN CASES

  If a shareowner is a corporation, the enclosed proxy card should be signed in its corporate name by an authorized officer and his/her title should be indicated. If stock is registered in the names of two or more trustees or other persons, the proxy card may be signed by one of them. If stock is registered in the name of a decedent, the proxy card should be signed by an executor or administrator, whose title as such should follow the signature.

QUORUM AND VOTE REQUIRED FOR APPROVAL

  The presence, in person or by proxy, of the owners of shares of ESOP Preferred Stock and Common Stock representing a majority of votes entitled to be cast by such owners will constitute a quorum for the transaction of business at the Annual Meeting. All duly executed proxies received by the Corporation will be counted for purposes of establishing a quorum, including proxies as to which an abstention or a broker non-vote is indicated with respect to a particular matter.

  Directors will be elected by a plurality of votes cast. The affirmative vote of the holders of a majority of the outstanding shares of the voting stock of the Corporation is required for the approval of the amendment to the Corporation's Restated Certificate of Incorporation. The affirmative vote, in person or by proxy, of the owners of a majority of the shares constituting the quorum is required for the appointment of Price Waterhouse LLP as Independent Public Accountants, and for the approval of the shareowner proposal. If a shareowner abstains on any matter, the shareowner's shares will not be voted, which will have the same legal effect as a vote "against" the matter. Shares that are the subject of a broker non-vote on a particular matter also will have the same legal effect as a vote "against" the matter.

ACTION TO BE TAKEN UNDER THE PROXY

  In accordance with the recommendations of the Board of Directors, all proxies will be voted, if no contrary instruction is indicated on the proxy card, for the election as directors of the persons nominated by the Board of Directors, for the amendment to the Corporation's Restated Certificate of Incorporation, for the appointment of Price Waterhouse LLP as Independent Public Accountants, and against the shareowner proposal.

  If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their best judgment.

SAVINGS PLANS

  A proxy card has been sent to each employee who participates in a Savings Plan of the Corporation with an investment in the UTC Stock Fund or in the Employee Stock Ownership Plan (the "ESOP"). Shares held in the UTC Stock Fund will be voted by the Trustee in accordance with the employee's directions. If an employee does not mark instructions on the card or if the employee does not return the instruction card, the Trustee will vote such shares in accordance with the instructions it receives with respect to a plurality of the shares for which instructions are received by the Trustee. All employer stock in the ESOP Fund that has been allocated to the employees' accounts for which the Trustee receives voting instructions will be voted in accordance with those instructions. All employer stock that has been allocated to the employees' accounts but for which the Trustee has not received voting instructions, and all unallocated shares in the ESOP account, will be voted by the Trustee in accordance with the instructions it receives with respect to a plurality of the shares that are allocated to the employees' ESOP accounts.

                                 ANNUAL REPORT

  The Corporation's Annual Report, including financial statements for the year 1996, was mailed to shareowners on or about February 18, 1997.

                                         William H. Trachsel
                                         Vice President and Secretary

Hartford, Connecticut
March 27, 1997

                  [LOGO OF UNITED TECHNOLOGIES APPEARS HERE]

[LOGO OF UNITED TECHNOLOGIES APPEARS HERE]

            Proxy Solicited on Behalf of the Board of Directors of
P              the Corporation for Annual Meeting, April 29, 1997

R The undersigned hereby appoints Charles W. Duncan, Jr., Robert H. Malott and Jacqueline G. Wexler, and each of them with power of substitution to each,
O proxies for the undersigned to act and vote at the Annual Meeting of the Shareowners of United Technologies Corporation to be held April 29, 1997, at
X 11:00 a.m., and at any adjournment thereof, as directed on this card, upon the matters set forth on the reverse side hereof, all as described in the
Y Proxy Statement, and, in their discretion, upon any other business which may properly come before said meeting.

   This card also constitutes voting instructions to the Trustee under the United Technologies Corporation Employee Savings Plan to vote, in person or by proxy, (i) the proportionate interest or the undersigned in the shares of Common Stock of United Technologies Corporation held by the Trustee under such Plan, and (ii) the proportionate interest of the undersigned in the shares of Series A ESOP Convertible Preferred Stock of United Technologies Corporation held by the Trustee under such Plan, in each case as described in the Proxy Statement.

   You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

                                                                     -----------
                                                                     SEE REVERSE
                                                                         SIDE
                                                                     -----------

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -
                             FOLD AND DETACH HERE



                        United Technologies Corporation

                         Annual Meeting of Shareowners


                            Tuesday, April 29, 1997
                                  11:00 a.m.
                            The Ritz-Carlton Hotel
                  15 Arlington Street, Boston, Massachusetts

-----  Please Mark your
  X    votes as in the
-----  example.
This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR all of the Board of Directors nominees, FOR proposals 2 and 3, and AGAINST proposal 4, or if this card constitutes voting instructions to a Savings Plan Trustee, such Trustee will vote as described in the Proxy Statement.
--------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR the election of directors.
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                 FOR      WITHHELD
1. Election of  -----      -----    NOMINEES: Howard H. Baker, Jr., Antonia
   Directors                          Handler Chayes, George David, Charles W.
                -----      -----      Duncan, Jr., Jean-Pierre Garnier, Pehr G.
                                      Gyllenhammer, Karl J. Krapek, Charles R.
Vote for nominees except:             Lee, Robert H. Malott, William J. Perry,
                                      Frank P. Popoff, Harold A. Wagner and
                                      Jacqueline G. Wexler.

-------------------------------------
--------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR proposals 2 and 3.
--------------------------------------------------------------------------------
                                             For        Against      Abstain
2. Amendment of the Corporation's           -----        -----        -----
   Restated Certificate of
   Incorporation                            -----        -----        -----

3. Appointment of Independent               -----        -----        -----
   Public Accountants
                                            -----        -----        -----
--------------------------------------------------------------------------------
The Board of Directors recommends a vote AGAINST proposal 4.
--------------------------------------------------------------------------------
                                             For        Against      Abstain
4. Shareowners Proposal                     -----        -----        -----
   Regarding Executive
   Compensation.                            -----        -----        -----
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Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.


                                                  ------------------------------

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                                                  SIGNATURE(S)             DATE
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                             FOLD AND DETACH HERE

                             SHAREOWNERS SERVICES

                          Direct Deposit of Dividends
                          ---------------------------



Shareholders receiving a dividend check may have payments deposited directly into their checking or savings account at any financial institution participating in the ACH network. Through an Electronic Funds Transfer, your dividend can be deposited electronically on the dividend payment date. To participate in Direct Deposit, contact First Chicago Trust Company of New York at 1-800-870-2340.



                              Company Information
                              -------------------

Our 24-hour-a-day toll-free telephone service provides recorded summaries of UTC's quarterly earnings information and other company news. Callers also may request copies of our quarterly earnings and news releases, by either fax or mail, and obtain copies of the UTC Annual Report and Annual Report on Form 10-K. To access the service, dial 1-800-881-1914.

Additional information about UTC can be found at our Internet site: http://www.utc.com